Exhibit 10.37

2010 – 2011 RETURN ON NET ASSETS

LONG-TERM INCENTIVE PLAN

1.	Purpose

The purpose of the CVS Caremark Corporation (“CVS Caremark” or the “Company”) 2010 – 2011 Return on Net Assets Long-Term Incentive Plan (the “RoNA LTI Plan”) is to motivate select executives to achieve the 2010 and 2011 goals that focus on improving the Company’s working capital, cash flow and return on working capital to enhance shareholder value. Funding of incentive awards will be based on actual results measured against pre-established financial goals.

2.	Administration

The RoNA LTI Plan shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company under the provisions of the 2010 Incentive Compensation Plan (the “2010 ICP”). The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the 2010 ICP, to grant Awards, and determine the amount, terms and conditions and all other matters relating to Awards. In addition, the Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the 2010 ICP to construe and interpret rules and regulations for the administration of the RoNA LTI Plan, correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the RoNA LTI Plan.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the 2010 ICP.

3.	Eligibility

An executive selected by the Committee shall be eligible to receive an award under the RoNA LTI Plan (an “Eligible Person”). The Committee may delegate to the Chief Executive Officer (the “CEO”) the authority to determine an Eligible Person, provided that the Committee shall determine the eligibility of employees who are subject to Section 162(m) of the Internal Revenue Code (“Section 162(m)”) or who have been identified by the Committee as individuals who may be subject to Section 162(m) (collectively, “162(m) Eligible Persons” and each of whom shall also be included in the term “Eligible Persons” unless otherwise noted).

Eligibility for a RoNA LTI Plan award is contingent upon the Eligible Person being employed by the Company on the last day of the Performance Period. The CEO (or, as to 162(m) Eligible Participants, the Committee) may, for any reason and in his or her sole discretion, at any time prior to the end of the Performance Period, determine an executive’s eligibility for participation in the RoNA LTI Plan. Eligible Persons are subject to the terms and conditions relating to incentive awards set forth in this RoNA LTI Plan.

(i)

162(m) Eligible Persons shall be subject to the limitations required to comply with the provisions of Section 162(m). Subject to the requirements of Section 162(m), the Committee shall retain sole discretion to determine a 162(m) Eligible Person’s eligibility for an award, the target award and the amount of the actual award. In no event shall a 162(m) Eligible Person’s award exceed the amount permitted by Section 162(m).

4.	Performance Period and Performance Goal

The RoNA LTI Plan performance period shall commence July 1, 2010 and shall end on December 31, 2011.

The Return on Net Assets performance goal for the performance period shall be 23.50%. The Plan shall have a minimum performance threshold of 22.96%, at and below which no performance awards will be made; the Plan shall have a maximum performance goal of 24.10%, at and above which performance awards will be equal to two times the performance award at target. Performance awards at levels in between minimum and maximum levels will be calculated in accordance with the chart as shown in Exhibit I.

5.	Awards

(A) Prior to the beginning of the performance period, the Committee shall have determined the Eligible Persons to whom Awards shall be granted and the terms and conditions relating to the Awards, including but not limited to the target amount of each Eligible Person’s Award, the range of each Eligible Person’s Award that may be earned based on the Company’s performance, the performance period relating to such Awards, the performance criteria that will be used to determine if and to what extent such Awards may be earned by Eligible Persons participating in the RoNA LTI Plan and any other provisions as the Committee deems appropriate.

(i)	Provided the executive is not a 162(m) Eligible Person, the CEO may, in his or her sole discretion, determine the terms and conditions relating to an Award for an Eligible Person, except that the CEO may not change the performance criteria that will be used to determine if and to what extent such an Award may be earned by an Eligible Person.

(B) An Award is considered “earned” when such Award has been approved by the Committee (an “Earned Award”). Generally, an Award cannot be “earned” until the completion of the Performance Period for which such Award is granted.

(C) Settlement of Earned Awards. At the end of the Performance Period, the Earned Award that shall be distributed to each Eligible Person will be distributed equally in cash and in shares of CVS Caremark common stock (the “Shares”).

(i)	Any Earned Award will be distributed to Eligible Persons on or before March 15, 2012.

(ii)	Any Shares to be issued in connection with an Earned Award shall be issued pursuant to the CVS Caremark Corporation 2010 Incentive Compensation Plan (the “2010 ICP”). The stock portion of the Earned Award will equal the number of Shares multiplied by the Fair Market Value (the “FMV”) (the closing price) of CVS Caremark stock on the date the Award is approved by the Committee.

a.	Shares are subject to a two-year restriction from sale or transfer once earned.

(iii)	Subject to an Eligible Person’s prior election to defer any or all of the Earned Award pursuant to Section 7, the cash portion of Earned Award will be paid to the Eligible Person as soon as practicable after the Earned Award is approved by the Committee and the stock portion of the Earned Award will be settled through the issuance to each Eligible Person of a certificate for Shares, in each case no later than March 15, 2012.

6.	Calculation of Return on Net Assets

Return on Net Assets will be determined by dividing Net Operating Profit after Tax by the sum of Fixed Assets plus Current Assets less Current Liabilities (excluding debt), as adjusted based on Permitted Financial Adjustments approved by the Committee.

7.	Deferral Elections

In accordance with the rules promulgated by the Committee, an Eligible Person may elect to defer any or all of such Earned Award.

8.	Termination of Employment

In the event a 162(m) Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, prior to the completion of the Performance Period and the circumstances under which such Eligible Person’s termination occurs are not specifically outlined below, the payment of such Earned Award will be determined and administered, at the direction of the Committee, in accordance with Section 162(m) in order to preserve the Company’s ability to deduct performance-based compensation.

(A) In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, prior to the completion of the Performance Period, due to an Eligible Person’s voluntary termination of employment, or the termination of an Eligible Person by the Company for Cause (as defined below), any Award granted but not yet earned for the Performance Period shall be forfeited.

(i)	“Cause” is defined as (x) an Eligible Person’s willful material breach of those provisions of the Eligible Person’s Employment Agreement that pertain to confidentiality, cooperation with regard to litigation, non-disparagement; non-competition; and non-solicitation if such Eligible Person is party to an Employment Agreement with the Company; or (y) Section 1(b) of the CVS Caremark Corporation Change in Control Agreement if such Eligible Person is party to a Change in Control Agreement with the Company.

(B) In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, prior to the completion of the Performance Period, by reason of death, any Award not yet earned in accordance with Section 5 shall be pro rated pursuant to Paragraph 8 (F) below.

(C) In the event an Eligible Person ceases to be actively employed by the Company, or any subsidiary of the Company, prior to the completion of the Performance Period due to an Eligible Person becoming totally and permanently disabled (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such plan, as defined by the Social Security Administration) while actively employed by Company or a subsidiary of the Company, any Award granted but not yet earned for the Performance Period shall be pro rated pursuant to Paragraph 8 (F) below.

(D) In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, due to a Termination by the Company without Cause (as defined above in Paragraph 8 (A) (i), or a “Constructive Termination without Cause” (defined below), any Award granted but not yet earned for the Performance Period shall be pro rated pursuant to Paragraph 8 (F) below.

(i)	“Constructive Termination without Cause” shall mean a termination of the Eligible Person’s employment at his or her initiative as provided under the definition of either “Constructive Termination without Cause” or “Termination by Executive for Good Reason” set forth in the most recent Employment Agreement, as amended, Change in Control Agreement, or other comparable agreement, between the Company and the Eligible Person. If there is no such Agreement between the Company and the Eligible Person, then Constructive Termination without Cause shall have the same meaning for the Eligible Person as is defined for a similarly-situated Eligible Person in his or her Employment or Change in Control Agreement.

(E) In the event an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, due to an Eligible Person’s Normal Retirement or Approved Early Retirement, prior to the completion of the Performance Period, any Award granted but not yet earned for the Performance Period shall be pro rated pursuant to Paragraph 8 (F) below.

(i)	“Normal Retirement” and “Approved Early Retirement” each shall have the meaning ascribed to it in an Eligible Person’s Employment Agreement, as amended, or if such Eligible Person is not party to an Employment Agreement with the Company in which retirement is defined, “Normal Retirement” shall mean (a) an Eligible Person’s voluntary termination of employment with the Company at or after attaining age sixty (60) with at least five (5) years of service; and “Early Retirement” shall mean (b) an Eligible Person’s voluntary termination of employment with the Company at or after attaining age fifty-five (55) and at least ten (10) years of service.

(F) Pro Rating.

(i)	If an Eligible Person ceases to be employed by the Company, or any subsidiary of the Company, in accordance with Paragraph 8 (B), (C), (D), or (E) above and the Award approved by the Committee is to be pro rated the Earned Award to be paid to the Eligible Person will be calculated based on the Eligible Person’s target award in the case of Paragraph 8(B) and (C) and in the case of Paragraph 8(D) and (E) based on the Company’s actual performance during the applicable Performance Period and in each case then multiplied by the following fraction: (a) the numerator shall be the number of whole months elapsed since the beginning of the Performance Period and (b) the denominator shall be the total number of months in the Performance Period. For purposes of this calculation, the number of months in the numerator in sub-section (a) shall include any partial month in which an Eligible Person has worked.

(ii)

Any payment to an Eligible Person under Paragraph 8(B) and (C) shall be made at the time of such death or disability, as the case may be, and any payment made under Paragraph 8(D) and (E) will be made after actual performance has been certified by the Committee and at the same time as payment is made to other Eligible Persons.

9.	Tax Withholding

The Company will withhold from an Eligible Person’s Earned Award, subject to an Eligible Person’s election to defer all or a portion of the Earned Award, all required federal, state and local payroll taxes, including Medicare taxes. If an Eligible Person’s Social Security wages have not reached the Social Security maximum taxable wage base at the time the Earned Award is paid or Shares are delivered, Social Security taxes will also be withheld from the Award.

If an Eligible Person elects to defer an Earned Award, the Company may require the Eligible Person to remit to the Company in advance of the actual deferral of such Earned Award, the required FICA withholding taxes, including Social Security and Medicare taxes.

Except as may be elected by an Eligible Person, at the Settlement Date for any Shares, the number of Shares to be delivered by the Company to an Eligible Person shall be reduced by the smallest number of Shares having a FMV at least equal to the dollar amount of federal, state or local tax withholding required to be withheld by the Company with respect to such Shares on the Settlement Date. In lieu of having the number of Shares delivered reduced, an Eligible Person may elect to pay the Company by personal check or by such other means satisfactory to the Company for any amounts required to be withheld by the Company in connection with the settlement of the Shares.

10.	Change in Control of the Company

Upon the occurrence of a change in control of the Company, as defined in Section 10(c) of the 2010 ICP (a “Change in Control”), the performance criteria for any the Performance Period shall be deemed to have been fully satisfied and all outstanding Awards under the RoNA LTI Plan shall be come immediately nonforfeitable. Each Eligible Person shall receive the Target Award for the Performance Period to be paid as soon as administratively possible, subject to the applicable RoNA LTI Plan provisions and federal regulations governing payment of such Award(s), including but not limited to the Eligible Person’s deferral elections, and Sections 162(m), 4999 and 409A of the Internal Revenue Code (“Code”).

11.	Recoupment of Awards Due to Fraud or Financial Misconduct

The provisions of this Section 11 shall apply to each Award. If the Board determines that fraud or financial misconduct has occurred in a manner that subjects an Eligible Person to recoupment of any Earned Award under the Company’s Recoupment Policy, as in effect from time to time, the Eligible Person shall immediately repay to the Company (a) the entire cash portion of the Earned Award that is subject to recoupment, or a portion thereof as determined by the Board (the “Cash Recoupment Amount”), and (b) the value, or a portion thereof as determined by the Board, of any pre-tax economic benefit that the Eligible Person derived from any Shares issued in connection with an Earned Award that is subject to recoupment (the “Share Recoupment Value”). In each case the amount to be repaid by the Eligible Person shall also include any dividends (including any economic benefit thereof) or distributions received by the Eligible Person with respect to any Shares and, in calculating the value to be repaid, adjustments may be made for stock splits or other capital changes or corporate transactions, as determined by the Board.

If an Eligible Person has deferred payment of any portion of the amounts relating to an RSU that are subject to repayment hereunder, the amount of the Eligible Person’s deferred stock compensation accrual shall be reduced by the amount subject to repayment, plus all Company matching amounts and earnings on such amount.

If an Eligible Person has deferred payment of any portion of the Cash Recoupment Amount, the amount of the Eligible Person’s deferred compensation accrual shall be reduced by the amount subject to repayment, plus all Company matching amounts and earnings on such amount.

If the Eligible Person fails to repay the required Cash Recoupment Amount and/or the Share Recoupment Value immediately upon request by the Board, the Company may seek reimbursement of such amounts from the Eligible Person by reducing salary or any other payments that may be due to the Eligible Person, to the extent legally permissible, and/or through initiating a legal action to recover such amount, which recovery shall include any reasonable attorneys fees incurred by the Company in bringing such action.

12.	Miscellaneous

(A) Not a Contract of Employment. The adoption and maintenance of the RoNA LTI Plan shall not be deemed to be a contract of between the Company and an Eligible Person. Nothing contained herein shall be deemed to give an Eligible Person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge an Eligible Person at any time nor shall the RoNA LTI Plan be deemed to give the Company the right to require an Eligible Person to remain in the employ of the Company or to restrict an Eligible Person’s right to terminate their employment at any time.

(B) Non-Assignability of Benefits. No Eligible Person, Beneficiary or distributee of benefits under the RoNA LTI Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment hereof, be subject to seizure by any creditor or any such Eligible Person, Beneficiary or other distributee for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Eligible Person, Beneficiary or other distributes hereunder.

(C) Amendment and Termination. The Board may amend, alter, suspend, discontinue or terminate the RoNA LTI Plan or the Committee’s authority to grant Awards under the RoNA LTI Plan without the consent of Eligible Persons, except that without the consent of an affected Eligible Person, no such Board action may materially and adversely affect the rights of such Eligible Person under any previously granted and outstanding Awards. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award(s) previously granted, except as otherwise provided in the RoNA LTI Plan, provided that, without the consent of an affected Eligible Person, no such Committee action may materially and adversely affect the rights of such Eligible Person under such Award(s).

(D) Compliance with Legal and Other Requirements. Notwithstanding any RoNA LTI Plan provision to the contrary, the Committee may at any time impose such restrictions on the RoNA LTI Plan and participation therein as the Committee may deem advisable from time to time in order to comply with or preserve compliance with any applicable laws, including any applicable federal and state securities laws and exemptions from registrations thereunder.

Further, to the extent it would not violate an applicable provision of Section 409A of the Code the Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of CVS Caremark stock or payment of other benefits under any Earned Award until completion of such registration or qualification of such stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which such stock are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Eligible Person to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of stock or payment of benefits under any award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on an Eligible Person than existed on the 90th day preceding the Change in Control.

(E) Section 409A. The Company intends that this RoNA LTI Plan not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and that to the extent any provisions of the LTIP do not comply with Code Section 409A the Company will make such changes in order to comply with Code Section 409A. In all events, the provisions of CVS Caremark Corporation’s Universal Definitions Document are hereby incorporated by this reference and to the extent required to avoid a violation of the applicable rules under all Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code.

(F) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, stock, or other property), re-capitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the stock such that an adjustment is appropriate under the RoNA LTI Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and kind of Shares of stock subject to or deliverable in respect of outstanding Awards.

(G) Limitation on Rights Conferred by Awards Granted under RoNA LTI Plan. Neither the RoNA LTI Plan nor any action taken under the RoNA LTI Plan shall be construed as conferring on an Eligible Person any of the rights of a shareholder of CVS Caremark until the Eligible Person is duly issued or transferred Shares in accordance with the terms of an Earned Award.

(H) Unfunded Status of Awards; Creation of Trusts. The RoNA LTI Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to an Eligible Person or obligation to deliver stock pursuant to an Award, nothing contained in any Award shall give any such Eligible Person any rights that are greater than those of a general creditor of CVS Caremark, provided that the Committee may authorize the creation of trusts and deposit therein cash, stock, other awards or other property, or make other arrangements to meet CVS Caremark’s obligations under the RoNA LTI Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Eligible Person.

13.	Governing Law

The validity, construction and effect of the RoNA LTI Plan, and any rules and regulations under the RoNA LTI Plan shall be determined in accordance with the Rhode Island law, without giving effect to principles of conflicts of laws, and applicable federal law.